Registration No. 333-

As filed with the Securities and Exchange Commission November 9, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Capital Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	52-2083046
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2275 Research Boulevard, Suite 600
Rockville, Maryland 20850
(Address of Principal Executive Offices) (Zip Code)

Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan
(Full Title of the Plan)

Copies to:
Edward F. Barry	Kevin M. Houlihan, Esq.
Chief Executive Officer	William H. Levay, Esq.
Capital Bancorp, Inc.	Holland & Knight LLP
2275 Research Boulevard, Suite 600	800 17th Street, Suite 1100
Rockville, MD 20850	Washington, DC 20006
(301) 468-8848	(202) 955-3000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	Accelerated filer ☒
Non-accelerated filer	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This registration on Form S-8 (the “Registration Statement”) is being filed by Capital Bancorp, Inc., a Maryland corporation (the “Company”), to register 900,000 shares of its common stock, $0.01 par value (“Common Stock”), issuable to eligible service providers of the Company under the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan (the “2017 Plan”).

PART I.
Item 1. Plan Information.
The information required by Item 1 is included in documents sent or given to participants in the 2017 Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).
Item 2. Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 is included in documents sent or given to participants in the 2017 Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II.
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission” or “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference in this Registration Statement:
    (1)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 15, 2023;
    (2)    The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed on May 10, 2023, and for the quarter ended June 30, 2023, filed on August 9, 2023;
    (4)    The Company’s Current Reports on Form 8-K, filed on January 25, 2023, January 26, 2023, February 1, 2023, February 22, 2023, April 13, 2023, April 21, 2023, May 2, 2023, May 22, 2023, May 23, 2023, June 13, 2023, July 14, 2023, July 27, 2023, September 12, 2023, and October 23, 2023;
    (5)    The Company’s Definitive Proxy Statement for its 2023 Annual Meeting of Shareholders, filed on April 4, 2023; and
    (6)    The description of the Company’s common stock contained in the Registrant’s Form 8-A (File No. 001-38671), as filed with the Commission on September 21, 2018, including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable, as the Company’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)    the act or omission of the director was material to the matter giving rise to such proceeding and

(A)    was committed in bad faith or

(B)    was the result of active and deliberate dishonesty;

(2)    the director actually received an improper personal benefit in money, property, or services; or

(3)    in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The Maryland General Corporation Law also permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)    a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)    a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Company has provided for indemnification of directors, officers, employees and agents in Article Seventh of its Amended and Restated Articles of Incorporation (the “Charter”). This provision of the Charter reads as follows:

(A)    Personal Liability of Directors. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law a director's liability for monetary damages may not be limited.

(B)    Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permissible under Maryland law.

(C)    Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Section B of this Article VI may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

(D)    Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(E)    Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VI.

(F)    Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

(1)    the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)    a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Corporation has limited the liability of its directors and officers for money damages in Article Seventh of the Charter as noted above.

As permitted under Section 2-418(k) of the Maryland General Corporation Law, the Corporation has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Corporation would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.
    The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.
Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective Registration Statement;
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on this 9th day of November, 2023.

CAPITAL BANCORP, INC.:
By:	/s/ Edward F. Barry
Edward F. Barry
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Capital Bancorp, Inc. (the “Registrant”) hereby severally constitute and appoint Edward F. Barry with full power of substitution, our true and lawful attorney-in-fact and agents, to do any and all things in our names in the capacities indicated below which said Edward F. Barry may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 of the Registrant, including specifically but not limited to, power and authority to sign for us in our named in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Edward F. Barry share lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Edward F. Barry	Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2023
Edward F. Barry
/s/ Jay Walker	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2023
Jay Walker
/s/ Jerome R. Bailey	Director	November 9, 2023
Jerome R. Bailey
/s/ Joshua B. Bernstein	Director	November 9, 2023
Joshua B. Bernstein
/s/ C. Scott Brannan	Director	November 9, 2023
C. Scott Brannan
/s/ Scot R. Browning	Director	November 9, 2023
Scot R. Browning
/s/ Randall J. Levitt	Director	November 9, 2023
Randall J. Levitt
/s/ Fred J. Lewis	Director	November 9, 2023
Fred J. Lewis
/s/ Deborah Ratner-Salzberg	Director	November 9, 2023
Deborah Ratner-Salzberg
/s/ Steven J. Schwartz	Chairman of the Board of Directors	November 9, 2023
Steven J. Schwartz
/s/ Mary Ann Scully	Director	November 9, 2023
Mary Ann Scully
/s/ James F. Whalen	Director	November 9, 2023
James F. Whalen

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on May 23, 2023)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed with the SEC on May 23, 2023)

4.1	Specimen stock certificate (incorporated by reference to Exhibit 4.1 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)

5.1	Opinion of Holland & Knight LLP with respect to the legality of the securities being registered

10.1
Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of the Company’s Form S-1 Registration Statement filed with the SEC on August 31, 2018) (File No. 333-227172)

10.2
Form of Restricted Stock Award Agreement under the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)

10.3
Form of Restricted Stock Unit Award Agreement under the Capital Bancorp, Inc. Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)

10.4
Form of Incentive Stock Option Award Agreement under the Capital Bancorp, Inc. Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.4 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)

10.5
Form of Non-Qualified Stock Option Award Agreement under the Capital Bancorp, Inc. Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.5 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)

10.6
Form of Stock Appreciation Right Award Agreement under the Capital Bancorp, Inc. Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.6 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)

10.7
Form of Incentive Stock Option Award Agreement under the Capital Bancorp, Inc. Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.7 of the Company’s Form 10-K filed with the SEC on March 15, 2023)

10.8
Form of Stock Appreciation Right Award Agreement under the Capital Bancorp, Inc. Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.8 of the Company’s Form 10-K filed with the SEC on March 15, 2023)

23.1	Consent of Holland & Knight LLP (contained in their opinion, which is filed as Exhibit 5.1)

23.2	Consent of Elliott Davis, PLLC

24.1	Power of Attorney (contained in the signature page hereto)

107	Filing Fee Table